EXHIBIT 99.1

International Aluminum Corporation Announces

Results For The Second Quarter and Declares Dividend

MONTEREY PARK, Calif., February 10, 2005:  International Aluminum Corporation (NYSE: IAL) today announced results for the quarter and six months ended December 31, 2004 as follows:

	Quarter Ended December 31
	2004	2003
Net sales	$61,759,000	$50,698,000

Income from continuing operations	$2,791,000	$1,562,000
Income from discontinued operations	—	88,000
Net income	$2,791,000	$1,650,000

Basic and diluted EPS:
Continuing operations	$.66	$.37
Discontinued operations	—	.02
Total	$.66	$.39

	Six Months Ended December 31
	2004	2003
Net sales	$122,486,000	$103,654,000

Income from continuing operations	$5,825,000	$3,100,000
Income from discontinued operations	—	129,000
Net income	$5,825,000	$3,229,000

Basic and diluted EPS:
Continuing operations	$1.37	$.73
Discontinued operations	—	.03
Total	$1.37	$.76

The Company also reported that at a regular meeting of its Board of Directors, the Company declared a regular quarterly cash dividend of $.30 per share payable April 11, 2005 to shareholders of record as of March 21, 2005.

Contact:

David C. Treinen, President  (323) 264-1670

Mitchell K. Fogelman, Senior Vice President-Finance  (323) 264-1670